Exhibit 99.1

NEWMARKET ANNOUNCES THE ELECTION OF TING XU AS DIRECTOR

Richmond, VA, February 24, 2022 - NewMarket Corporation (NYSE: NEU) announced today that Ting Xu has been elected to the Board of Directors, effective February 24, 2022. Ms. Xu is the Founder and Chairwoman of Evergreen Enterprises (manufacturer and wholesaler of home and garden décor items), Chairwoman and Majority Owner of Plow & Hearth (multi-channel retailer of hearth, home and outdoor living items), and Chairwoman and Majority Owner of Vivaterra (multi-channel retailer of eco-friendly and globally-inspired décor). She also joins the Board’s Nominating & Corporate Governance Committee and its Compensation Committee. She will stand for re-election at the 2022 Annual Meeting of NewMarket Shareholders. “We are fortunate to have a person with Ting’s strong business background, leadership experience and shared values join our Board, and we look forward to benefiting from her experience and guidance in the future,” said Thomas E. Gottwald, Chairman and CEO of NewMarket.

NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.

FOR INVESTOR INFORMATION CONTACT:

  Brian D. Paliotti

  Investor Relations

  Phone: 804.788.5555

  Fax: 804.788.5688

Email: investorrelations@newmarket.com